UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

VENDUM BATTERIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	39-2068976
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Thames Valley Park Drive , Reading, Berkshire RG6 1PT

(Address of principal executive offices) (Zip Code)

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

Common Stock, $.001 Par Value

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following [  ].

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box.  [X]

Securities Act registration statement file number to which this form relates:  333-149197

Securities to be registered pursuant to Section 12(g) of the Act:  Common Stock, $.001 Par Value

ITEM 1.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

ITEM 2. EXHIBITS

A.	Certificate of Incorporation (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-149497), as amended (the “Registration Statement”), and incorporated herein by reference).
B.	By-Laws (filed as Exhibit 3.2 to the Company’s Registration Statement and incorporated herein by reference).
C.	Amendment to Articles of Incorporation dated as of May 18, 2010 (Incorporated by reference to the Current Report on Form 8-K filed on May 21, 2010).
D.	Certificate of Change dated as of May 18, 2010 (Incorporated by reference to the Current Report on Form 8-K filed on May 21, 2010).
E.	Certificate of Amendment effective July 20, 2010 (Incorporated by reference to the Current Report on Form 8-K filed on July 22, 2010).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registration has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 13, 2012	VENDUM BATTERIES, INC.

/s/ Rune Vind
Rune Vind, Chief Executive Officer